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                                                                    EXHIBIT 10.8


                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into as of the 1st day of December, 1997, by and between National Capital Reciprocal Insurance Company ("NCRIC"), National Capital Underwriters, Inc. ("Employer") and Stephen S. Fargis ("Fargis").

                                   RECITALS:

     A. Employer, for itself and on behalf of NCRIC and its subsidiaries, National Capital Insurance Brokerage, Ltd., and NCRIC Agency, Inc. (collectively, the "Affiliated Companies"), desires to retain Fargis as its Senior Vice President of Marketing & Underwriting; and

     B. Fargis desires to continue such employment, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereto agree as follows:

     1.   EMPLOYMENT.

     Employer hereby agrees to continue to employ Fargis for a term of three (3) years from the effective date of this Agreement as Senior Vice President of Marketing & Underwriting and to perform such other duties as may be assigned under the conditions hereinafter specified. Fargis accepts this employment under the conditions hereinafter specified and agrees to devote his best efforts, energies, and abilities to the service of Employer on a full-time basis.

     2.   DUTIES.

     A. Fargis shall serve as Senior Vice President of Marketing & Underwriting of Employer and in such other commensurate executive capacities of Employer and/or any one or more of the Affiliated Companies as he may from time to time be assigned by Employer or elected in accordance with direction from the Board of Directors. Fargis shall perform all of his duties diligently and faithfully. However, it is understood and agreed that Fargis shall not receive compensation beyond that specified herein for services provided to the Affiliated Companies.

     B. Fargis shall at all times devote his entire working time, attention, energies, efforts, and skills to the business of Employer, and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain, or other pecuniary advantages, without the express written permission of Employer. Notwithstanding the foregoing, Fargis may serve on the board of directors of any non-competing company and receive compensation therefor provided he obtains the advance written approval of Employer, which shall not be unreasonably withheld, and provided that any such service does not adversely affect his performance of his duties for Employer. Fargis will not be required to account to Employer for any compensation he may receive for such approved service on the board of directors of a non-competing company, and such compensation shall not diminish in any way the compensation or benefits to which he is entitled under this Agreement.
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     3.   COMPENSATION.

     Employer shall pay Fargis basic compensation of One Hundred Fifty Thousand Dollars ($150,000.00) per year, payable in equal bi-weekly installments. Any incentive compensation which may be paid to Fargis from time to time shall have no impact upon Fargis' basic compensation.

     4.   BENEFITS.

     A. RETIREMENT AND/OR PENSION PLAN(S). Fargis shall be entitled to participate in any retirement and/or pension plan(s) offered to Employer's senior executives and/or key management employees as a group in accordance with the terms of such plan(s), as they may be modified at Employer's discretion from time to time.

     B. AUTOMOBILE ALLOWANCE. Employer shall pay Fargis a monthly allowance of $700.00 for his use in operating and maintaining an automobile necessary in connection with the performance of his duties hereunder with any expenses not covered by said $700.00 allowance being the sole responsibility of Fargis.

     C. HEALTH AND MEDICAL INSURANCE. Fargis shall be entitled to participate in any health and medical insurance plan(s) offered to Employer's senior executives and/or key management employees as a group in accordance with the terms of such plan(s), as they may be modified at Employer's discretion from time to time.

     D. PAID SICK LEAVE. Fargis shall accrue one (1) day of paid sick leave per month, up to a maximum of twelve (12) days of paid sick leave at any given time. All accrued, but unused, paid sick leave shall be forfeited upon termination of employment.

     E. PAID VACATION. Fargis shall accrue four weeks of paid vacation during each calendar year; however, in no event shall Fargis use more than three weeks
at any one time.   Accrued, but unused, paid vacation in excess of ten days
shall expire on December 31st of the year in which it accrues. No more than ten days of accrued, but unused, paid vacation may be carried over from one year to the next. All accrued, but unused, paid vacation is forfeited upon termination of employment by either party; provided, however, that if Fargis provides advance notice of his intent to terminate his employment in accordance with paragraph 7 of this Agreement, Employer shall pay him for all of his accrued, but unused, paid vacation, less standard withholdings and deductions.

     F. LIFE INSURANCE. Employer shall procure a term life insurance policy in a face amount of no less than twice the amount of Fargis' annual base compensation provided that Fargis is insurable at standard rates. Fargis shall be entitled to designate the beneficiary or beneficiaries of such policy in his sole discretion. In the event that Fargis is not insurable at standard rates, and desires to be insured, Fargis shall be responsible for payment of any premiums or amounts charged in excess of the standard rates for such insurance.

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     G.   DISABILITY INSURANCE. Fargis shall be entitled to participate in any disability income insurance policy (both long and short term) offered to Employer's senior executives and/or key management employees as a group in accordance with the terms of such policies(s), as they may be modified at Employer's discretion from time to time. In the event that any disability income insurance policy provided by Employer shall require any waiting or elimination period during which Fargis is not entitled to collect disability income insurance payments even though he is disabled from working, then during such waiting or elimination period, until the commencement of payments under the disability income insurance policy, Employer shall pay Fargis a supplemental disability income benefit equal to his regular bi-weekly salary. If, and when, Fargis should begin to receive disability payments under the terms of Employer's disability income insurance policy then in force, Employer agrees to supplement said monthly disability payments by paying to Fargis the difference between such sums paid by the disability insurer and Fargis' compensation set forth in
Section 3 above for a maximum period of twelve (12) consecutive months. Following expiration of said twelve (12) months, the coverage and provisions of Employer's disability income insurance policy shall constitute the entire wage continuation plan provided in this Agreement and, except for the payment of the premiums on such policy, Employer shall have no further liability to Fargis for wage continuation. It is further understood that Fargis' employment with Employer shall be terminated following twelve (12) consecutive months of total disability (i.e., being unable to carry out the normal functions and requirements of his position with Employer) regardless of how and when the aforementioned disability income payments from Employer's disability income insurance policy may be paid or due to Fargis.

     5.   EXPENSES.

     A. BUSINESS EXPENSES. Employer shall reimburse Fargis for ordinary, necessary, and reasonable business expenses incurred by him in the discharge of his duties hereunder, including but not limited to travel, lodging and entertainment expenses, provided Fargis furnishes appropriate documentation for such expenses and that said expenses are in accordance with the company's then prevailing policies and procedures regarding said expenditures.

     B. CONTINUING EDUCATION EXPENSES. Employer shall pay the ordinary and necessary costs associated with continuing education classes or continuing education programs Fargis participates in which are related to the company's business interests, provided Fargis furnishes appropriate documentation to Employer for such costs and gives the Chief Executive Officer of Employer reasonable notice of any expenditures for continuing education. All such expenses in excess of One Thousand Dollars ($1,000) must be approved by the Chief Executive Officer in advance.

     C. CLUB DUES. Employer shall pay up to Twenty Thousand Dollars ($20,000) in initiation fees and $2,500 in annual membership dues as reimbursement for Fargis' membership in one country club. Employer shall not pay or reimburse Fargis for any non-mandatory costs associated with such membership, including but not limited to food, beverage and entertainment costs, greens fees, and court fees, unless Fargis is otherwise entitled to reimbursement of such costs pursuant to paragraph 5(a) of this Agreement.

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     D.   PROFESSIONAL DUES.  Employer agrees to pay Fargis' annual dues to the
American College of Health Care Executives.

     E. EFFECT OF TERMINATION OF EMPLOYMENT: All payment or reimbursement of expenses authorized by Section 5 hereof shall cease upon Fargis' termination of employment regardless of cause for said termination.

     6.   TERMINATION OF EMPLOYMENT BY EMPLOYER.

     A. TERMINATION FOR CAUSE. The employment of Fargis under this Agreement, and the term hereof, may be terminated for "cause" by Employer at any time upon the occurrence of any one or more of the following events:

     (i) Fargis' fraud, dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder; or

     (ii) Fargis' material breach of any provision of this Agreement.

     Any termination by reason of the foregoing shall not be in limitation of any right or remedy which Employer may have under this Agreement or otherwise.

     Should Fargis dispute whether Employer possessed legitimate "cause" in accordance herewith, then in such event the procedures set forth in paragraph 17 of this Agreement shall be followed to resolve that issue. If Employer terminates Fargis' employment for "cause" pursuant to this subparagraph 6(a) (and such termination is decided to be just by an arbitrator appointed for that purpose in accordance with the provisions herein), his right to any compensation, including but not limited to severance pay, shall cease immediately.

          B.   TERMINATION WITHOUT CAUSE.

     (i) Employer may terminate Fargis' employment without cause and without notice at any time.

     (ii) If Employer terminates Fargis' employment without cause, and Fargis waives all claims against Employer, the Affiliated Companies, and their predecessors, successors, assigns, directors, officers, partners, agents, employees, former employees, heirs, executors, attorneys, and administrators relating to or arising out of his employment or the termination of his employment by executing a General Release of such claims in a form provided to him by Employer, Fargis shall receive, as severance pay, an amount equal to two
(2) years salary at the salary rate in effect on the date of termination, exclusive of benefits and less standard withholdings and deductions. Such amount shall represent agreed-upon liquidated damages for any loss, cost, expense, or damages suffered as a result of such termination, as well as consideration for Fargis' execution of a General Release of all claims against Employer and the Affiliated Companies. Employer shall pay such amount to Fargis in equal monthly installments over a one year period commencing on the date of

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termination.  Any payment pursuant to the preceding sentence shall be in lieu of any other compensation which might otherwise be due Fargis under this Agreement.

     (iii) If a "Change of Control" of Employer's business occurs, Employer shall be deemed to have terminated Fargis' employment without cause for the purposes of this paragraph. "Change of Control" shall be deemed to have occurred if: (1) Employer merges with or consolidates with, or sells, leases, or otherwise transfers all or substantially all of its assets to another entity (which for the purpose of this Agreement shall include the sale or transfer of fifty percent or more of the ownership of Employer, but only if such sale shall be made to an entity not affiliated with Employer); and (2) a material change in the nature, terms, or conditions of Fargis' employment occurs, including but not limited to a material change in his duties, authority, responsibilities, or job location. However, in no event shall it be deemed a "change of control" should Employer (or NCRIC) elect to change its business form by converting to a stock company pursuant to a mutual holding company or demutualization law (or similar act) so long as no material change in the nature, terms, or conditions of Fargis' employment occurs along therewith.

     7.   TERMINATION OF EMPLOYMENT BY FARGIS.

     Fargis may voluntarily terminate his employment with Employer provided that he gives Employer three (3) months prior notice of such termination or pays Employer liquidated damages equal to the amount of three (3) months basic compensation at the basic compensation rate in effect on the date Fargis gives Employer notice of his intent to terminate his employment. It is agreed that such liquidated damages are to compensate Employer for injury by reason of Fargis' termination of his employment and not as a penalty, it being impossible to ascertain or estimate the entire or exact cost, damages, or injury that Employer may sustain by reason of such termination. Fargis shall have the right to terminate his employment hereunder without paying Employer liquidated damages and without in any way affecting his right to compensation or reimbursement (including, but not limited to, the right to receive severance payments set forth in this Agreement), or any other right under this Agreement, if Employer commits a material breach of the terms and conditions of this Agreement and such breach is not cured within sixty (60) days of Employer receiving written notice of such breach from Fargis.

     8.   PROTECTION OF EMPLOYER

     A.   CONFIDENTIAL INFORMATION.

     Fargis shall not at any time during or after his employment with Employer directly or indirectly disclose, discuss, divulge, copy, or otherwise suffer confidential information of Employer or the Affiliated Companies to be used, except as required by the performance of his duties hereunder. For the purposes of this Agreement, "confidential information" shall mean all information disclosed to Fargis by Employer or the Affiliated Companies, or known by him as a consequence of or through his employment with Employer, where such information is not generally known in the trade or industry, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Employer or the Affiliated Companies. Such information includes, but is not limited to, Employer's or the Affiliated

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Companies' business and development plans (whether contemplated, initiated, or completed), development sites, business contacts, customer lists, actuarial tables, loss data, marketing information, policy forms, contracts, research of any kind, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of this Agreement, Fargis shall immediately return to Employer all of its property, and all copies thereof, including without limitation all confidential information which has been reduced to tangible form, in his possession, custody, or control.

     B.   COVENANT NOT TO COMPETE.

     Fargis agrees that he shall not, during his employment and for a period of one (1) year after the termination of his employment for any reason, directly or indirectly, either as an officer, director, employee, agent, adviser, consultant, principal, stockholder, partner, owner, or in any other capacity, on his own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any other insurance company, or any corporation, firm, association, or other business entity which is, or to the best of Fargis' knowledge, is about to become, engaged in the same or similar business as Employer or any of its Affiliated Companies and which otherwise competes with or is about to compete with Employer or any of its Affiliated Companies in the District of Columbia or any states where NCRIC or any of its Affiliated Companies operate, has plans to operate, or are licensed to operate. Fargis' ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed a violation of this covenant. Fargis agrees that the restrictions imposed upon him by the provisions of this paragraph are fair and reasonable considering the nature of Employer's business, and are reasonably required for the protection of Employer.

     C.   REMEDIES AND ACKNOWLEDGMENT OF REASONABLENESS.

     Fargis acknowledges that compliance with this paragraph is necessary for the protection of the goodwill and other proprietary interests of Employer, and that, after carefully considering the extent of the restrictions upon him and the rights and remedies conferred upon Employer under this paragraph, the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Fargis, would not operate as a bar to Fargis' sole means of support, are fully required to protect the legitimate interests of Employer, and do not confer a benefit upon Employer disproportionate to the detriment to Fargis.

     Fargis further acknowledges and agrees that in the event of a breach of this paragraph, Employer would not have an adequate remedy at law because the damages flowing from such breach would not be readily susceptible of measurement in monetary terms and that Employer shall be entitled to injunctive relief and may obtain a temporary order restraining against any threatened breach or future breach in addition to any other remedies that may be available at law or equity. Nothing in this paragraph shall be deemed to limit Employer's remedies at law or in equity for breach of this or any other paragraph of this Agreement.

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     9.   DEATH OR INCAPACITATION.

     In the event that Fargis dies or, due to a physical or mental impairment, becomes unable to perform the essential functions of his position with or without reasonable accommodation, this Agreement shall be deemed terminated and Fargis or his estate, as the case may be, shall be entitled to no further salary, compensation, or benefits hereunder, except (i) any unpaid salary, incentive payments, and vacation accrued and earned by Fargis up to and including the date of such termination, and (ii) any disability, life insurance, or other benefits to which Fargis or his estate may be entitled on the date of such termination in accordance with the terms and conditions of this Agreement, including but not limited to paragraph 4(g) hereof, and any applicable benefit plan(s) as set forth in official plan documents.

     10.  ASSIGNMENT.

     This Agreement is a personal service agreement and neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, if NCRIC changes its form of business or ceases to contract with Employer, Employer shall assign this Agreement to NCRIC or any successor of NCRIC. Pursuant to paragraph 21 hereof, NCRIC shall continue to guarantee payment and performance of all obligations of Employer or Employer's assignee, unless the parties agree otherwise in writing.

     11.  NOTICES.

     All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. If mailed to Employer, such notices shall be addressed in care of National Capital Underwriters, Inc., at its principal place of business, attention: Chief Executive Officer, or at such other address as Employer may hereafter designate in writing to Fargis. If mailed to Fargis, such notices shall be addressed to him at his home address last known on the records of Employer, or at such other address as Fargis may hereafter designate in writing to Employer.

     12.  SUCCESSORS BOUND.

     This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, estates, and permitted successors and assigns.

     13.  WAIVER.

     No provision hereof may be waived, except by a written instrument signed by the party against whom such waiver is sought to be enforced. The failure or waiver of either party hereto at any time, or from time to time, to require performance by the other party of such other party's obligation hereunder, shall not deprive that party of the right to insist upon strict adherence to such

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obligation at any subsequent time.  Each party hereto agrees that any waiver of its rights arising out of any breach of this Agreement by the other party shall not be construed as a waiver of any subsequent breach.

     14.  AMENDMENT.

     No provision hereof may be altered or amended, except by a written instrument signed by the party against whom such alteration or amendment is sought to be enforced.

     15.  CONFIDENTIALITY.

     Except as otherwise agreed between the parties, each party agrees to maintain the confidentiality of this Agreement, provided, however, that either party may disclose provisions of this Agreement to others for the purpose of protecting or enforcing their respective rights hereunder.

     16.  GOVERNING LAW.

     The parties agree that this Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the District of Columbia, without regard to the principles of conflict of laws thereof.

     17.  ARBITRATION.

     (a) Whenever a "dispute" arises between the parties concerning this Agreement (other than a dispute arising under paragraph 8 hereof) or their employment relationship, including without limitation the termination thereof, the parties shall use their best efforts to resolve the "dispute" by mutual agreement.

     (b) If such a "dispute" cannot be so resolved by the parties best efforts, the parties agree to participate in mediation of the "dispute" with a mediator designated by the American Arbitration Association ("AAA") or any other mediator on whom the parties agree. The costs, if any, of the mediator shall be paid by Employer.

     (c) If such a "dispute" cannot be so resolved by mediation, it shall be submitted to final and binding arbitration to the exclusion of all other avenues of relief. For the purposes of this paragraph, the term "dispute" means all controversies or claims relating to terms, conditions, or privileges of employment, including without limitation claims for breach of contract, discrimination, harassment, wrongful discharge, misrepresentation, defamation, emotional distress, or any other personal injury, but excluding claims for unemployment compensation or worker's compensation. The dispute shall be submitted to the Washington, D.C. office of the American Arbitration Association ("AAA") and adjudicated in accordance with AAA's National Rules for the Resolution of Employment Disputes then in effect, except that the parties to such arbitration shall be entitled to engage in pre-hearing discovery, to the extent permitted by and according to the provisions of the Federal Rules of Civil Procedure. The decision of the Arbitrator must be in writing and shall be final and binding on the parties, and judgment may be entered on the arbitrator's award in any court

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having jurisdiction thereof. In addition to any relief granted by the arbitrator, the prevailing party shall be entitled to recover reasonable attorney's fees and costs from the non-prevailing party. The Arbitrator shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this paragraph shall be construed so as to deny Employer the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Fargis of any of the provisions contained in paragraph 8 of this Agreement. This paragraph shall survive the termination of this Agreement.

     18.  SEVERABILITY.

     In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

     19.  HEADINGS AND CAPTIONS.

     The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.

     20.  ENTIRE AGREEMENT.

     This Agreement contains and represents the entire agreement of the parties and supersedes all prior agreements, representations, or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by both Fargis and the Chief Executive Officer of Employer. No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement, and neither party shall be bound or liable for any alleged representation, promise, or inducement not specifically set forth herein.

     21.  GUARANTEE.

     Inasmuch as Employer's sole corporate purpose is to serve as NCRIC's Attorney-in-Fact under a contract without extended duration, NCRIC enters into this Agreement for the sole purpose of guaranteeing the payment and performance of all of the obligations of Employer hereunder.

     22.  EFFECTIVE DATE OF AGREEMENT.

     This Agreement shall take effect only when it has been executed by all parties, but when executed and approved shall be enforceable as of December 1, 1997.

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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date and year first written above.


                      EMPLOYER:

                      NATIONAL CAPITAL UNDERWRITERS, INC.


                      By: /s/R. Ray Pate, Jr.
                         ---------------------------------
                          R. Ray Pate, Jr.
                          Chief Executive Officer

                      FARGIS:


                      /s/Stephen S. Fargis
                      ------------------------------------
                      Stephen S. Fargis


                      PAYMENT AND PERFORMANCE OF EMPLOYER GUARANTEED:

                      NATIONAL CAPITAL
                      RECIPROCAL INSURANCE COMPANY


                      By: /s/Nelson P. Trujillo, M.D.
                          --------------------------------
                          Nelson P. Trujillo, M.D.
                          Chairman of the Board of Governors

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